Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-163552
333-163552-01
333-163552-02
333-163552-03
333-163552-04
333-163552-05

POWERSHARES DB US DOLLAR INDEX TRUST

POWERSHARES DB US DOLLAR INDEX BULLISH FUND

POWERSHARES DB US DOLLAR INDEX BEARISH FUND

DB US DOLLAR INDEX MASTER TRUST

DB US DOLLAR INDEX BULLISH MASTER FUND

DB US DOLLAR INDEX BEARISH MASTER FUND

SUPPLEMENT DATED MARCH 2, 2010 TO

PROSPECTUS DATED JANUARY 4, 2010

This Supplement updates certain information contained in the Prospectus dated January 4, 2010, as supplemented from time-to-time (the “Prospectus”), of PowerShares DB US Dollar Index Trust (the “Trust”), PowerShares DB US Dollar Index Bullish Fund and PowerShares DB US Dollar Index Bearish Fund (collectively, the “Funds”), DB US Dollar Index Master Trust, DB US Dollar Index Bullish Master Fund and DB US Dollar Index Bearish Master Fund. All capitalized terms used in this Supplement have the same meaning as in the Prospectus.

Prospective investors in the Fund should review carefully the contents of both this Supplement and the Prospectus.

* * * * * * * * * * * * * * * * * * *

All information in the Prospectus is restated pursuant to this Supplement, except as updated hereby.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

DB COMMODITY SERVICES LLC

Managing Owner

I.      The (a) 4th and 5th full paragraphs on page 6, (b) two paragraphs under the sub-section “Index Rolls” on pages 37-38, and (c) The last two paragraphs on page 38 of the Prospectus are hereby deleted and replaced, in their entirety, with the following:

“The underlying DX Contracts of the Indexes are rolled quarterly over three consecutive business days starting on the Wednesday prior to the applicable IMM Date, or each an Index Roll Day. “IMM Date” means the third Wednesday of March, June, September and December, a traditional settlement date in the International Money Market.

This roll takes place over a period of time in order to allow for more efficient execution during the roll period. With respect to each DX Contract, each Master Fund employs the below rule-based approach when it rolls from one DX Contract to another.

DX Contracts are rolled on each Index Roll Day as follows:

•	On each Index Roll Day, 1/3 of the DX Contracts that will expire on the next IMM Date is sold and positions in the DX Contracts that expire on the IMM Date following the next IMM Date are purchased.

•	On each Index Roll Day, new notional holdings are calculated for the old DX Contracts leaving an Index as well as the new DX Contracts entering an Index.

•	On all days that are not Index Roll Days, the notional holdings of the DX Contracts in an Index remain constant.”